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As filed with the Securities and Exchange Commission on October 24, 2002

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

GENZYME CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	06-1047163
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

One Kendall Square, Cambridge, Massachusetts 02139
(Address of Principal Executive Offices)

1997 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

PETER WIRTH, ESQ.
Genzyme Corporation
One Kendall Square
Cambridge, Massachusetts 02139
(617) 252-7500
(Name, address and telephone number of agent for service)

with copies to:

PAUL M. KINSELLA, ESQ.
Ropes & Gray
One International Place
Boston, Massachusetts 02110
(617) 951-7000

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Genzyme General Division Common Stock, $0.01 par value (2)	5,500,000 shares	$28.05 (3)	$154,275,000.00	$14,193.00

Genzyme Biosurgery Division Common Stock, $0.01 par value (2)	500,000 shares	$2.31 (3)	$1,155,000.00	$106.00

Genzyme Molecular Oncology Division Common Stock, $0.01 par value (2)	100,000 shares	$1.04 (3)	$104,000.00	$10.00

Total	—	—	$155,534,000.00	$14,309.00

(1)
The registration statement shall also cover such additional number of shares of Genzyme General Division common stock ("Genzyme General Stock"), Genzyme Biosurgery Division common stock ("Biosurgery Stock") and Genzyme Molecular Oncology Division common stock ("Molecular Oncology Stock") as are required for issuance upon a stock split, stock dividend or similar transaction.

(2)
Includes associated purchase rights which currently are evidenced by certificates for shares of Genzyme General Stock, Biosurgery Stock and Molecular Oncology Stock, respectively, and automatically trade with such shares.

(3)
Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(h), based upon the average of the high ($28.75) and low ($27.35) sale prices for Genzyme General Stock as reported by The Nasdaq National Market on October 17, 2002, the average of the high ($2.46) and low ($2.15) sale prices for Biosurgery Stock as reported by The Nasdaq National Market on October 23, 2002, and the average of the high ($1.11) and low ($0.96) sale prices for Molecular Oncology Stock as reported by The Nasdaq National Market on October 22, 2002.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that we filed with the SEC are incorporated herein by reference:

  1.
  Annual Report on Form 10-K for the year ended December 31, 2001, filed on April 1, 2002, as amended on June 28, 2002;

  2.
  Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 (filed on May 15, 2002) and June 30, 2002 (filed on August 14, 2002);

  3.
  Current Report on Form 8-K filed on May 18, 2001 which contains the audited financial statements of Wyntek Diagnostics, Inc. as of December 31, 2000 and 1999 and for each of the two years in the period ended December 31, 2000, including the independent accountants' report dated January 31, 2001, and the unaudited financial statements of Wyntek Diagnostics, Inc. as of and for the three months ended March 31, 2001 and 2000;

  4.
  Current Reports on Form 8-K filed on May 22, 2001 and August 28, 2001 which contain unaudited pro forma financial information relating to our acquisitions of Wyntek Diagnostics, Inc. and Focal, Inc.;

  5.
  Current Report on Form 8-K filed on September 7, 2001 which contains the audited financial statements of Novazyme Pharmaceuticals, Inc. as of December 31, 2000 and 1999 and for the year ended December 31, 2000 and the periods from inception (April 16, 1999) to December 31, 1999 and 2000, including the report of independent public accountants dated February 26, 2001, and the unaudited financial statements of Novazyme Pharmaceuticals, Inc. as of June 30, 2001 and December 31, 2000 and for the six months ended June 30, 2001 and 2000 and the period from inception (April 16, 1999) to June 30, 2001;

  6.
  Current Report on Form 8-K filed on September 20, 2001 which contains unaudited pro forma financial information relating to our acquisition of Novazyme Pharmaceuticals, Inc.;

  7.
  Current Report on Form 8-K filed on August 14, 2002;

  8.
  Current Report on Form 8-K filed on October 24, 2002 which contains unaudited pro forma financial information relating to our acquisitions of Wyntek Diagnostics, Inc., Focal, Inc., and Novazyme Pharmaceuticals, Inc. and the disposition of our 50% interest in AT III LLC;

  9.
  Current Report on Form 8-K filed October 24, 2002 which contains selected financial data, including the transitional disclosures required by SFAS No. 142;

  10.
  Proxy Statement on Schedule 14A filed on April 23, 2002;

  11.
  The description of Genzyme General Stock contained in our Registration Statement on Form 8-A filed on December 19, 2000, as amended on June 6, 2001, including any further amendment or report filed hereafter for the purpose of updating such description;

  12.
  The description of Genzyme General Stock purchase rights contained in our Registration Statement on Form 8-A filed on December 19, 2000, as amended on June 6, 2001, including any further amendment or report filed hereafter for the purpose of updating such description;

  13.
  The description of Biosurgery Stock contained in our Registration Statement on Form 8-A filed on December 19, 2000, as amended on June 6, 2001, including any further amendment or report filed hereafter for the purpose of updating such description;

  14.
  The description of Biosurgery Stock purchase rights contained in our Registration Statement on Form 8-A filed on December 19, 2000, as amended on June 6, 2001, including any further amendment or report filed hereafter for the purpose of updating such description;

  15.
  The description of Molecular Oncology Stock contained in our Registration Statement on Form 8-A filed on December 19, 2000, as amended on June 6, 2001, including any further amendment or report filed hereafter for the purpose of updating such description; and

  16.
  The description of Molecular Oncology Stock purchase rights contained in our Registration Statement on Form 8-A filed on December 19, 2000, as amended on June 6, 2001, including any further amendment or report filed hereafter for the purpose of updating such description.

        All documents filed after the date of this Registration Statement by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all shares of Genzyme General Stock, Biosurgery Stock and Molecular Oncology Stock offered hereunder have been sold or which deregisters all shares of Genzyme General Stock, Biosurgery Stock and Molecular Oncology Stock remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

        The material set forth below that Focal, Inc. (File No. 0-23247) previously filed with the SEC is also incorporated herein by reference:

  1.
  Audited financial statements and related notes, including the report of independent auditors, of Focal set forth on pages 35 to 51 of Focal's Annual Report on Form 10-K for the year ended December 31, 2000 (filed on April 2, 2001), as amended on April 30, 2001.

  2.
  Unaudited financial statements and related notes of Focal set forth on pages 3 to 9 of Focal's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (filed on May 9, 2001).

        The financial statements of Novazyme Pharmaceuticals, Inc. as of December 31, 2001 and for the year ended December 31, 2000 and for the period of inception (April 16, 1999) to December 31, 1999 and 2000, included in Genzyme's Current Report on Form 8-K dated September 7, 2001 and incorporated in this Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants. We have been unable to obtain Arthur Andersen's consent to the incorporation by reference of such financial statements in this Registration Statement, and therefore have dispensed with the requirement to file the consent in reliance on Rule 437a of the Securities Act of 1933. As a result, you will not be able to recover damages from Arthur Andersen under Section 11(a) of the Securities Act of 1933 for any untrue statements of material fact in the financial statements audited by Arthur Andersen LLP, or any omissions to state a material fact required to be stated therein.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

        Section 67 of chapter 156B of the Massachusetts Business Corporation Law grants Genzyme the power to indemnify any director, officer, employee or agent to whatever extent permitted by Genzyme's amended and restated articles of organization, by-laws or a vote adopted by the holders of a majority of the shares entitled to vote thereon, unless the proposed indemnitee has been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her actions were in the best interests of Genzyme or, to the extent that the matter for which indemnification is sought relates to service with respect to an employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan. Such indemnification may include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under the statute.

        Article VI of Genzyme's by-laws provides that Genzyme shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he or she may become involved by reason of his or her serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he or she is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his or her own conduct); PROVIDED that no indemnification shall be provided for any such person with respect to any matter as to which he or she shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of Genzyme or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and PROVIDED FURTHER, that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof have been approved by Genzyme, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Such indemnification shall include payment by Genzyme of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he or she shall be adjudicated to be not entitled to indemnification under Article VI, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

        The indemnification provided for in Article VI is a contract right inuring to the benefit of the directors, officers and others entitled to indemnification. In addition, the indemnification is expressly not exclusive of any other rights to which such director, officer or other person may be entitled by contract or otherwise under law, and inures to the benefit of the heirs, executors and administrators of such a person.

        Genzyme also has in place agreements with its officers and directors which affirm Genzyme's obligation to indemnify them to the fullest extent permitted by law and contain various procedural and other provisions which expand the protection afforded by Genzyme's by-laws.

        Section 13(b)(1 1/2) of chapter 156B of the Massachusetts Business Corporation Law provides that a corporation may, in its articles of organization, eliminate a director's personal liability to the corporation and its stockholders for monetary damages for breaches of fiduciary duty, except in circumstances involving (i) a breach of the director's duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unauthorized distributions and loans to insiders, and (iv) transactions from which the director derived an improper personal benefit. Article VI.C.5. of Genzyme's Amended and Restated Articles of Organization provides that no director shall be personally liable to Genzyme or its stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent that such exculpation is not permitted under the Massachusetts Business Corporation Law as in effect when such liability is determined.

Item 7. Exemption From Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        See Exhibit Index immediately following signature page.

Item 9. Undertakings.

        (a) The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;

  PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, as of October 24, 2002.

GENZYME CORPORATION
By:	/s/ MICHAEL S. WYZGA Michael S. Wyzga Senior Vice President, Finance; Chief Financial Officer; and Chief Accounting Officer

POWER OF ATTORNEY

        We, the undersigned officers and directors of Genzyme Corporation, hereby severally constitute and appoint Henri A. Termeer, Michael S. Wyzga, Evan M. Lebson and Peter Wirth, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including any post-effective amendments thereto) and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Name	Title	Date

/s/ HENRI A. TERMEER Henri A. Termeer	Principal Executive Officer and Director	October 24, 2002
/s/ MICHAEL S. WYZGA Michael S. Wyzga	Principal Financial and Accounting Officer	October 24, 2002
/s/ CONSTANTINE E. ANAGNOSTOPOULOS Constantine E. Anagnostopoulos	Director	October 24, 2002
/s/ DOUGLAS A. BERTHIAUME Douglas A. Berthiaume	Director	October 24, 2002
/s/ HENRY E. BLAIR Henry E. Blair	Director	October 24, 2002

/s/ ROBERT J. CARPENTER Robert J. Carpenter	Director	October 24, 2002
/s/ CHARLES L. COONEY Charles L. Cooney	Director	October 24, 2002
Victor J. Dzau	Director
/s/ CONNIE MACK III Connie Mack III	Director	October 24, 2002

EXHIBIT INDEX

Exhibit No.	Description
*4.1	Restated Articles of Organization of Genzyme, as amended. Filed as Exhibit 3 to Genzyme's Form 8-K filed on June 6, 2001.
4.2	By-laws of Genzyme, as amended. Filed as Exhibit 3.2 to Genzyme's Form 10-Q for the quarter ended September 30, 1999.
*4.3
Second Amended and Restated Renewed Rights Agreement dated as of December 18, 2000 between Genzyme and American Stock Transfer & Trust Company. Filed as Exhibit 4 to Genzyme's Registration Statement on Form 8-A filed on December 19, 2000.
*4.4	Certificate of Adjustment. Filed as Exhibit 5 to Amendment No. 1 to Genzyme's Registration Statement on Form 8-A filed on June 6, 2001.
*4.5	Warrant Agreement between Genzyme and Comdisco, Inc. Filed as Exhibit 10.22 to a Form 10 of PharmaGenics, Inc. (File No. 0-20138).
*4.6
Indenture, dated as of May 8, 2001, between Genzyme and State Street Bank and Trust Company, as Trustee, including the Form of debenture. Filed as Exhibit 4.1 to Genzyme's Form 8-K filed on May 11, 2001.
*4.7
Registration Rights Agreement, dated as of May 3, 2001, among Genzyme, Credit Suisse First Boston Corporation, Goldman, Sachs & Co. and Salomon Smith Barney Inc. Filed as Exhibit 4.2 to Genzyme's Form 8-K filed on May 11, 2001.
*4.8	Biomatrix, Inc. 6.9% Convertible Subordinated Note due May 14, 2003. Filed as Exhibit 4.1 to Genzyme's Form 8-K filed on January 2, 2001.
*4.9	Warrant to purchase common stock issued by Novazyme Pharmaceuticals, Inc. (f/k/a Targeted Therapy, Inc.). Filed as Exhibit 4.1 to Genzyme's Form 10-Q for the quarter ended September 30, 2001.
*4.10
Securities Purchase Agreement, dated as of April 17, 2001 and amended on September 26, 2001, by and among Novazyme Pharmaceuticals, Inc. and several purchasers. Filed as Exhibit 4.2 to Genzyme's Form 10-Q for the quarter ended September 30, 2001.
5	Opinion of Ropes & Gray. Filed herewith.
23.1	Consent of PricewaterhouseCoopers LLP, independent accountants to Genzyme. Filed herewith.
23.2	Consent of Ernst & Young LLP, independent auditors to Focal, Inc. Filed herewith.
23.3	Consent of McKay, Carne, Buniva & Lazarus LLP, independent accountants to Wyntek Diagnostics, Inc. Filed herewith.
23.5	Consent of Ropes & Gray (contained in Exhibit 5 hereto).
24	Power of Attorney (included on signature page to this registration statement).

*
Indicates exhibit previously filed with the Securities and Exchange Commission and incorporated herein by reference. Exhibits filed with Forms 10-K, 10-Q, 8-K, 8-A or Schedule 14A of Genzyme Corporation were filed under Commission File No. 0-14680.

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CALCULATION OF REGISTRATION FEE
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX